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                                  EXHIBIT 4.8

                            DISTRIBUTION AGREEMENT


     THIS DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of December 17, 1998, by and between HUNGAROFEK, a Hungarian corporation ("Distributor"), and AMERICAN TECHNOLOGIES GROUP, INC., a Nevada corporation ("Supplier").

                                  R E C I T A L S:


     WHEREAS, Supplier desires to develop demand for and sell its The Force-Registered Trademark- airborne fuel treatment line of products (the "products") in Hungary and to appoint Distributor to act as the distributor of the Products in Hungary, subject to the terms and conditions of this Agreement; and

     WHEREAS, Distributor possesses unique skills and adequate resources to distribute the Products in Hungary;

     WHEREAS, Distributor desires to engage in the sale and distribution of the Products in Hungary and to be designated as a distributor of the Products in Hungary, subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, Supplier and Distributor hereby agree as follows:

1.  DISTRIBUTORSHIP.

     1.1 APPOINTMENT. Upon the terms, and subject to the terms and conditions, contained herein, Supplier hereby appoints Distributor as its exclusive distributor of the Products in Hungary. By said appointment, Supplier grants Distributor the right to purchase Products from Supplier for resale and distribution in Hungary. Notwithstanding anything set forth in this Section 1.1, Distributor may lose its exclusive right to distribute as provided in Section 2.1, and the Agreement may be terminated as provided in
Section 7.

     1.2 ACCEPTANCE OF APPOINTMENT. Distributor hereby accepts appointment as Supplier's distributor of Products in the Territory, as provided in
Section 1.1 above, and hereby agrees fully and faithfully to perform and discharge all of its duties, obligations and responsibilities as set forth in this Agreement. Distributor hereby accepts the proprietary and intellectual property rights of Supplier in the Products.


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2.  PURCHASES AND SALES OF PRODUCTS.

     2.1  MINIMUM SALES REQUIREMENTS.

          (a) Distributor shall purchase (place a purchase order and make the payment required by Section 4.1) the minimum value of Products set forth below (the "Sales Requirements"). In the event Distributor fails to meet the Sales Requirements (each such failure, a "Triggering Event"), Supplier shall have the option to give Distributor notice ("Forfeiture Notice"), within thirty (30) days of the Triggering Event, of Distributor's forfeiture of its right to exclusively sell the Products in the Territory. After Supplier gives Distributor a Forfeiture Notice, Supplier may appoint one or more other distributors for the Products in the Territory.

          (b) The Sales Requirement is the purchase of one container load of Products constituting a minimum purchase order of at least US$100,000 per month commencing December, 1998 and ending November, 1999.

          (c) Supplier shall not be liable for any delay in the manufacture or delivery of the Products pursuant to the terms and provisions of this Agreement, or for any damages suffered by Distributor by reason of such delay, when such delay is, directly or indirectly, caused by, or in any manner arises from, earthquakes, fires, floods, accidents, riots, acts of God, war, governmental interference or restrictions, mechanical breakdowns, strikes, labor difficulties, or any other cause beyond the reasonable control of Supplier, whether similar or dissimilar to the foregoing.

     2.2 ORDERING PROCEDURE. Purchase of the Products shall be made by Distributor by means of purchase orders submitted to Supplier. Each such purchase order shall specify, INTER ALIA, the number of units of each Product ordered by Distributor, the desired date and location of delivery.

     2.3 TITLE AND RISK OF LOSS. Title to the Products and all risk of loss shall pass from Supplier to Distributor at the time and place of Supplier's delivery of the Products to a common carrier for delivery to Distributor in accordance with the delivery terms prescribed in each purchase order, notwithstanding that Supplier may retain rights of possession or repossession to ensure collection of the purchase price thereof. Distributor shall be solely responsible for insuring the Products after delivery to a common carrier for delivery to Distributor. Distributor shall designate the common carrier used for transportation of the Products. Supplier shall not be responsible for any delay caused by the carrier.

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     2.4  INSPECTION AND REJECTION.  Distributor shall have the obligation to inspect the Products delivered to it within fifteen (15) business days after its receipt thereof at Distributor's delivery point, and unless any claim is made within said fifteen (15) business day period, Distributor shall have conclusively deemed to have accepted in good and marketable condition all the Products delivered to it.

3. PRODUCT PRICES. The prices at which Supplier shall supply Distributor with Products (the "Supply Price") are:

Fleet Formula          $4.39 per unit, 48 individual units to a case

Auto Formula 1 & 2     $2.37 per unit, 75 individual units to a case

Auto Formula 1         $7.67 per box of 3 individual units, 24 boxes per case

Auto Formula 2         $10.03 per box of 4 individual units, 24 boxes per case

All prices are delivered F.O.B. place of manufacturing.

4.  PAYMENT FOR PRODUCTS.

     4.1 PAYMENT TERMS. Payment shall be made by bank wire, 50% at time of order and 50% upon delivery of Products to Distributor's common carrier.

     4.2 INVOICES. Supplier shall invoice Distributor for the purchase price of the Products upon Supplier's delivery of such Products to a common carrier for shipment to Distributor.

5. PRODUCT WARRANTY. The sole warranty given by Supplier regarding any Product is that it shall be free from design or manufacturing defects.

6. TERM. Subject to the termination provisions of Section 7 hereof, the term of this Agreement shall be for a one year period commencing on the date of this Agreement (the "Initial Term"). Notwithstanding the aforesaid, in the event Distributor meets and continues to meet the Sales Requirements and agreement upon revised Sales Requirements for the renewal term, the term of this Agreement shall be extended for consecutive three (3) year terms ("Renewal Term").

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7.  TERMINATION.  Subject to the provisions of Section 2.1 hereof, this
Agreement shall remain in full force, unless earlier terminated as follows:

          (a)  By mutual consent of the parties in writing at any time.

          (b) By either party upon giving written notice to the other party if such other party is in default of any term or provision hereunder, and such default is not cured within thirty (30) days of written notice of such default. Any such notice shall identify the nature of the claimed default and the action or actions required to cure each claimed default.

8. NOTICES. All notices, requests, demands and other communications which may be given or are required to be given under this Agreement shall be in writing and in the English language. All notices shall be sent by facsimile transmission and confirmed by overnight courier, and shall be deemed given on the date of such facsimile transmission. All notices shall be addressed as set forth below:

     IF TO DISTRIBUTOR:       HungaroFek
                              H-3441 Mezokeresztez
                              Ipartelep
                              PF12  HUNGARY

     IF TO SUPPLIER:          American Technologies Group, Inc.
                              1017 South Mountain Avenue
                              Monrovia, California 91016  USA
                              Attention:  Chief Executive Officer

9. GOVERNING LAW. This Agreement has been executed and delivered in, and shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provisions.

10. RESOLUTION OF DISPUTES. Any controversy or claim relating to this Agreement (whether contract, tort, or both) or to the breach of this Agreement shall be arbitrated by and in accordance with the then existing commercial arbitration rules of the American Arbitration Association, in Los Angeles, California. The arbitrator may render a judgment awarding actual compensatory damages only, and no consequential, incidental, or punitive damages may be awarded by the arbitrator. Judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction. Nothing in this Section 10 shall affect Supplier's right to bring an action or proceeding against Distributor in the courts of any jurisdiction where the purpose of such action or proceeding is to (i) seek injunctive relief against Distributor,

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or (ii) collect moneys due and owing from Distributor to Supplier on account of Distributor's failure to pay for Products or services provided by Supplier. Service of process in any such action or proceeding brought hereunder may be made by mailing copies of such process to the address of the parties provided for in Section 8 hereto. In the event of any action or proceeding to enforce this Agreement, the successful or prevailing party will be entitled to recover its attorneys' fees actually incurred and other costs incurred in any such action or proceeding, in addition to any other relief to which it may be entitled. Each party hereto consents to the personal jurisdiction of the AAA and Federal and State courts in Los Angeles County, California.

11. WAIVER AND AMENDMENT. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto. No waiver, forbearance or failure by any party hereto of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

12. ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto, each of which is incorporated herein and made a part of this Agreement) constitutes the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, express or implied, between the parties hereto concerning the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"Distributor"                      "Supplier"

HUNGAROFEK                         AMERICAN TECHNOLOGIES GROUP INC.


By: /s/ Palatics Attila            By: /s/ Lawrence J. Brady
    -----------------------            -------------------------
Name: Palatics Attila              Name: Lawrence J. Brady
Its: President                     Its:  Chief Executive Officer


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